UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Markku  Toivanen
   c/o Outokumpu Oy
Miniatokuja 1 C 18
FIN-02369, Espoo Finland
   , Fin-02101
2. Issuer Name and Ticker or Trading Symbol
   OM Group, Inc. (OMGI)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |2/1/ 2|M   | |5561              |A  |11.06      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|S   | |5561              |D  |11.06      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|M   | |3551              |A  |17.31      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|S   | |3551              |D  |17.31      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|M   | |4275              |A  |20.00      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|S   | |4275              |D  |20.00      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|M   | |2856              |A  |29.96      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|S   | |2856              |D  |29.96      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|M   | |3790              |A  |26.54      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|S   | |3790              |D  |26.54      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|M   | |3753              |A  |27.19      |                   |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/1/ 2|S   | |3753              |D  |27.19      |0                  |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Director Stock Option |$11.06  |2/1/ |M   | |5561       |D  |11/9/|11/07|Common Stock|5561 1 |11.06  |0           |D  |            |
                      |        |2001 |    | |           |   |95   |/2005|            |       |       |            |   |            |
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Director Stock Option |$17.31  |2/1/ |M   | |3551       |D  |06/30|06/30|Common Stock|3551 2 |17.31  |0           |D  |            |
                      |        |2001 |    | |           |   |/96  |/2006|            |       |       |            |   |            |
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Director Stock Option |$20.00  |2/1/ |M   | |4275       |D  |12/31|11/05|Common Stock|4275   |20.00  |0           |D  |            |
                      |        |2001 |    | |           |   |/97  |/2007|            |       |       |            |   |            |
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Director Stock Option |29.96   |2/1/ |M   | |2856       |D  |12/31|12/27|Common Stock|2856   |29.96  |0           |D  |            |
                      |        |2001 |    | |           |   |/98  |/2008|            |       |       |            |   |            |
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Director Stock Option |$26.54  |2/1/ |M   | |3790       |D  |12/31|11/08|Common Stock|3790   |26.54  |0           |D  |            |
                      |        |2001 |    | |           |   |/99  |/2009|            |       |       |            |   |            |
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Director Stock Option |$27.19  |2/1/ |M   | |3753       |D  |12/31|11/08|Common Stock|3753   |27.19  |0           |D  |            |
                      |        |2001 |    | |           |   |/2000|/2010|            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Exercise of Grant of 5/9/95, 3,707 Shares, Exercise Price $16.59 Adjusted for December 1996 3 for 2 Split.
2. Exercise of Grant of 6/30/96, 2,367 Shares, Exercise Price $25.97 Adjusted For December 1996 3 For 2 Split.